JOINT VENTURE TERMINATION AGREEMENT

This Joint Venture Termination Agreement (the "**Agreement**") is dated 31 December 2024, and entered into between:

(1) **Quanzhou San'an Optical Communication Technology Co., Ltd**., a company with limited liability duly incorporated under the laws of the PRC, with its registered address at No.2 Lianshan Industrial Zone Gushan Village Shijing Town, Nan'an, Quanzhou City, Fujian Province, China (hereinafter referred to as "**SAIC**"); and

(2) **POET Technologies Inc.**, a publicly listed Company duly formed and validly existing in Canada, with its registered address of 120 Eglinton Avenue East, Suite # 1107, Toronto, Ontario, Canada (hereinafter referred to as "**POET**"),

each a "**Party**" and collectively, the "**Parties**".

RECITALS

WHEREAS, POET and Xiamen San'an Integrated Circuit Co., Ltd. entered into the Joint Venture Contract for the establishment of Super Photonics Xiamen Co., Ltd. dated October 21, 2020, which was novated, amended and supplemented from time to time, including a notice for assignment and a consent to assignment dated October 12, 2023 whereby SAIC was assigned all the rights and obligations under the aforementioned agreement (the "**Joint Venture Contract**"). The Parties have agreed to terminate the Joint Venture Contract in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1. **Definition**

   Words and expressions used in this Agreement but not defined shall have the meanings given to them in the Joint Venture Contract.

2. **Termination of the Joint Venture Contract**

   (a) The parties mutually agree to terminate the Joint Venture Contract as of the date hereof and, as a result of such termination, the Parties hereby acknowledge and agree that, except as expressly provided for under this Agreement, their respective rights and obligations under the Joint Venture Contract are hereby terminated as of the date hereof and that both Parties shall have no further liability to each other under

the Joint Venture Contract.

(b) Upon the execution of this Agreement, all rights and obligations of the Parties under the Joint Venture Contract shall terminate, except those described in Clause 2 (*Surviving Obligations*) below.

(c) In consideration for the terms set forth in this Agreement, each Party, on behalf of itself and its affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of the foregoing (the "**Releasors**"), hereby releases the other Party and its affiliates and the directors, officers and employees of such entities (the "**Releasees**") from any and all claims, actions, causes of action, liabilities, damages, judgements and demands of any kind, whether known or unknown that the Releasors had, has, may have or ever claim to have against the Releasees among, under or directly or indirectly related to the Joint Venture Contract, except to the extent of rights and obligations of the Parties under the Joint Venture Contract that survive as provided in Clause 2 (*Surviving Obligations*) below.

3. **Surviving Obligations**

The Parties agree that the following terms and provisions of articles 1 (*Definition and Interpretation*), 2 (*Parties to the Contract*), 14 (*Publicity and Confidentiality*), 20 (*Governing Law and Settlement of Dispute*) and 21 (*Miscellaneous Provisions*) in the Joint Venture Contract shall survive its termination in accordance with this Agreement. For the avoidance of doubt, all the other provisions in the Joint Venture Contract shall have no further effect upon execution of this Agreement.

4. **Governing Law and Jurisdiction**

(a) This Agreement shall be governed by and construed in accordance with the laws of the PRC.

(b) The Parties hereto will try to resolve any dispute, controversy or claim arising out of or in connection with this Agreement through friendly consultations between the Parties. But, if no settlement is reached within twenty (20) days from the date one Party notifies the other Party in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this paragraph, then any such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally and exclusively settled by arbitration conducted by the Singapore International Arbitration Center ("**SIAC**") in accordance with the Singapore International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance

with these Rules.

(c) The place of arbitration will be in Singapore at SIAC. The arbitration proceedings will be conducted in English with Chinese translation.

5. **Miscellaneous/其他**

(a) Any variation to this Agreement shall be binding only if it is in writing and signed by or on behalf of each Party.

(b) Each Party shall bear its own fees, costs and expenses in connection with the preparation, negotiation and execution of this Agreement.

(c) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Joint Venture Termination Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

Quanzhou San'an Optical Communication Technology Co., Ltd.

By: ______________________

Name:

Title:

POET Technologies Inc.

By: ______________________

Name: Suresh Venkatesan

Title: Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have caused this Joint Venture Termination Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

Quanzhou San'an Optical Communication Technology Co., Ltd.

By: ______________________

Name: Cai Wen Bi

Title: Legal Representative

POET Technologies Inc.

By: ______________________

Name:

Title: